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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 8)*


                          Louisiana-Pacific Corporation
                                (Name of Issuer)


                           Common Stock, $1 par value
                         (Title of Class of Securities)


                                   546347 10 5
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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--------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Louisiana-Pacific Salaried Employee Stock Ownership Trust
           93-6083226
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) |_|
                                                               (b) |X|
--------------------------------------------------------------------------------
  3      SEC USE ONLY



--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Oregon
--------------------------------------------------------------------------------
                              5       SOLE VOTING POWER

         NUMBER OF                        1,500,167
                           -----------------------------------------------------
          SHARES              6       SHARED VOTING POWER

       BENEFICIALLY                       -0-
                           -----------------------------------------------------
       OWNED BY EACH          7       SOLE DISPOSITIVE POWER

         REPORTING                        -0-
                           -----------------------------------------------------
        PERSON WITH           8       SHARED DISPOSITIVE POWER

                                          -0-
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,500,167
--------------------------------------------------------------------------------
 10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

             Not applicable
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             1.38 percent
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON

             EP
--------------------------------------------------------------------------------





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--------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Louisiana-Pacific Hourly Employee Stock Ownership Trust
           93-0997550
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) |_|
                                                               (b) |X|
--------------------------------------------------------------------------------
  3      SEC USE ONLY



--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Oregon
--------------------------------------------------------------------------------
                              5       SOLE VOTING POWER

         NUMBER OF                        2,519,447
                           -----------------------------------------------------
          SHARES              6       SHARED VOTING POWER

       BENEFICIALLY                       -0-
                           -----------------------------------------------------
       OWNED BY EACH          7       SOLE DISPOSITIVE POWER

         REPORTING                        -0-
                           -----------------------------------------------------
        PERSON WITH           8       SHARED DISPOSITIVE POWER

                                          -0-
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,519,447
--------------------------------------------------------------------------------
 10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

             Not applicable
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             2.32 percent
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON

             EP
--------------------------------------------------------------------------------





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Item 1(a)   Name of Issuer:

            Louisiana-Pacific Corporation


Item 1(b)   Address of Issuer's Principal Executive Offices:

            111 S.W. Fifth Avenue
            Portland, Oregon  97204


Item 2(a)   Name of Person Filing:

            Louisiana-Pacific Salaried Employee Stock Ownership Trust ("Salaried ESOT") and Louisiana-Pacific Hourly Employee Stock Ownership Trust ("Hourly ESOT")


Item 2(b)   Address of Principal Business Office or, if none, Residence:

            111 S.W. Fifth Avenue
            Portland, Oregon  97204


Item 2(c)   Citizenship:

            The filing persons are trusts organized under the laws of the state of Oregon.


Item 2(d)   Title of Class of Securities:

            Common Stock, $1 Par Value


Item 2(e)   CUSIP Number:

            546347 10 5


Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

            (f) X Employee  Benefit  Plan,  Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund





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Item 4      Ownership

            The following information is as of December 31, 1996:

            (a)   Amount Beneficially Owned:

                  1,500,167 shares by the Salaried ESOT.
                  2,519,447 shares by the Hourly ESOT.

            (b)   Percent of Class:

                  The shares held by the Salaried ESOT represent 1.38 percent of the class. The shares held by the Hourly ESOT represent 2.32 percent of the class.

            (c)   Number of shares as to which the Salaried ESOT has:

                  (i)   Sole power to vote or to direct the vote:  1,500,167

                 (ii)   Shared power to vote or to direct the vote:  0

                (iii)   Sole power to dispose or to direct the disposition of: 0

                 (iv)   Shared power to dispose or to direct the disposition of:
                        0

                        Number of shares as to which the Hourly ESOT has:

                  (i)   Sole power to vote or to direct the vote:  2,519,447

                 (ii)   Shared power to vote or to direct the vote:  0

                (iii)   Sole power to dispose or to direct the disposition of: 0

                 (iv)   Shared power to dispose or to direct the disposition of:
                        0


Item 5      Ownership of Five Percent or Less of a Class:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of five percent of the class of securities, check the following [ [ROOT] ].


Item 6      Ownership of More than Five Percent on Behalf of Another Person:

            Not Applicable.





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Item        7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

            Not applicable


Item 8      Identification and Classification of Members of the Group:

            Not applicable


Item 9      Notice of Dissolution of Group:

            Not applicable


Item 10     Certification:

            By signing below the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE

      After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete, and correct.

      The Louisiana-Pacific Salaried Employee Stock Ownership Trust and the Louisiana-Pacific Hourly Employee Stock Ownership Trust each hereby disclaims beneficial ownership of the securities held by it in a fiduciary capacity as set forth in this Schedule 13G.


                                                    February 11, 1997
                                                    (Date)

                           LOUISIANA-PACIFIC SALARIED
                         EMPLOYEE STOCK OWNERSHIP TRUST



                         By /s/Michael J. Tull
                            Michael J. Tull, Trustee





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                            LOUISIANA-PACIFIC HOURLY
                         EMPLOYEE STOCK OWNERSHIP TRUST


                         By /s/Michael J. Tull
                            Michael J. Tull, Trustee




      ATTENTION:     INTENTIONAL  MISSTATEMENTS  OR OMISSIONS OF FACT CONSTITUTE
                     FEDERAL CRIMINAL VIOLATIONS (SEE 18 USC 1001)



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